Exhibit 99.1

JP Energy Partners LP Announces Fourth Quarter and Full-Year 2014 Financial Results

IRVING, Texas, March 11, 2015 — JP Energy Partners LP (NYSE: JPEP) (“JP Energy”, “we,” “our,” or “us”) today announced fourth quarter and full-year 2014 financial and operating results.

JP Energy reported Adjusted EBITDA of $12.1 million for the fourth quarter of 2014 and $38.9 million for the year ended December 31, 2014, excluding $2.1 million and $7.2 million, respectively, of non-recurring charges that were primarily associated with our IPO and the previously disclosed product measurement and quality control issue in our Refined Products Terminals segment that was substantially settled in the fourth quarter.

“Since the completion of our IPO in October, we are focused on executing our growth plan in spite of challenging industry conditions,” said J. Patrick Barley, Chairman and Chief Executive Officer of JP Energy. “We are focused on maintaining our strong balance sheet while taking advantage of new opportunities presented in the current environment such as the recently announced expansion of our Silver Dollar Pipeline into the core of the Midland Basin.”

Review of Segment Performance

Crude Oil Pipelines and Storage — Adjusted EBITDA for the Crude Oil Pipelines and Storage segment was $4.7 million for the fourth quarter of 2014 and $20.2 million for the year ended December 31, 2014, compared to $4.4 million for the fourth quarter of 2013, and $13.4 million for the year ended December 31, 2013.  The increase was primarily due to the acquisition of the Silver Dollar Pipeline System in October 2013 and subsequent expansions of that system.  Adjusted EBITDA for the fourth quarter and year ended December 31, 2014 was impacted by $0.7 million in one-time costs associated with a temporary service outage that occurred to make repairs to a portion of our storage tanks.

Crude Oil Supply and Logistics — Adjusted EBITDA for the Crude Oil Supply and Logistics segment was $2.0 million for the fourth quarter of 2014 and $9.2 million for the year ended December 31, 2014, compared to $3.0 million for the fourth quarter of 2013, and $14.7 million for the year ended December 31, 2013.  The decrease for the fourth quarter of 2014 compared to the fourth quarter of 2013 was primarily due to a $2.4 million decrease in adjusted gross margin as a result of less favorable regional crude pricing differentials and was partially offset by $1.5 million of lower operating expenses.  The decrease for the year ended December 31, 2014 compared to the year ended December 31, 2013 was primarily due to a $7.3 million decrease in adjusted gross margin from lower sales volumes and less favorable regional crude pricing differentials and was partially offset by $2.2 million of lower operating expenses.

Refined Products Terminals and Storage — Adjusted EBITDA for the Refined Products Terminals and Storage segment was $3.1 million for the fourth quarter of 2014, and $10.7 million for the year ended December 31, 2014, compared to $3.4 million for the fourth quarter of 2013 and $16.1 million for the year ended December 31, 2013.  The decrease for the fourth quarter of 2014 compared to the fourth quarter of 2013 was primarily due to a $1.0 million decrease in adjusted gross margin as a result of a decrease in refined product sales and was partially offset by $0.7 million of lower operating expenses. The decrease for the year ended December 31, 2014 compared to the year ended December 31, 2013 was primarily due to a $2.5 million decrease in adjusted gross margin from lower refined product sales and reduced throughput at the North Little Rock terminal attributable to supply disruptions and competition.  Adjusted EBITDA for the year ended December 31, 2014 was also impacted by $2.8 million in one-time costs associated with the improvement and remediation of measurement and quality control processes at our terminals.

NGL Distribution and Sales — Adjusted EBITDA for the NGL Distribution and Sales segment was $5.6 million for the fourth quarter of 2014, and $15.5 million for the year ended December 31, 2014, compared to $4.0 million for the fourth quarter of 2013 and $15.5 million for the year ended December 31, 2013.  The increase for the fourth quarter of 2014 compared to the fourth quarter of 2013 was primarily due to a $2.0 million increase in adjusted gross margin as a result of an increase in sales volumes from the expansion of our customer base, particularly those with industrial applications.

Cash Distributions

On February 13, 2015, JP Energy paid a pro-rated cash distribution of $0.3038 per common unit for the three month period ended December 31, 2014.  This distribution was JP Energy’s first distribution and corresponds to the minimum quarterly distribution of $0.3250 per unit, or $1.30 on an annualized basis, pro-rated for the portion of the fourth quarter following the closing of our initial public offering on October 7, 2014.

2015 Outlook and Guidance

JP Energy expects Adjusted EBITDA of $50 million to $60 million, maintenance capital expenditures of approximately $5.9 million for the year ending December 31, 2015.  We expect to achieve our target distribution coverage ratio of 1.2x by the fourth quarter of 2015 with a full year distribution coverage ratio of 0.8x — 1.0x.  Organic growth capital expenditures are estimated to range from $75 million to $100 million, with the substantial majority of these investments to be made on our Silver Dollar Pipeline system.  This guidance does not include any positive impacts from drop down transactions or from any potential third-party acquisitions which we will continue to evaluate throughout 2015.

Earnings Conference Call Information

We will hold a conference call on Thursday, March 12, 2015, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss our fourth quarter and full-year 2014 financial results. The call can be accessed live over the telephone by dialing (877) 407-0784, or for international callers, (201) 689-8560.  A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13602810. The replay of the conference call will be available for approximately two weeks following the call.

Interested parties may also listen to a simultaneous webcast of the call on our website at www.jpenergypartners.com under the “Investors” section. A replay of the webcast will also be available for approximately two weeks following the call.

About JP Energy Partners LP

JP Energy Partners LP (JPEP) is a publicly traded, growth-oriented limited partnership that owns, operates, develops and acquires a diversified portfolio of midstream energy assets. Our operations currently consist of: (i) crude oil pipelines and storage; (ii) crude oil supply and logistics; (iii) refined products terminals and storage; and (iv) NGL distribution and sales, which together provide midstream infrastructure solutions for the growing supply of crude oil, refined products and NGLs in the United States. To learn more, please visit our website at www.jpenergypartners.com.

Use of Non-GAAP Financial Measures

Adjusted EBITDA and adjusted gross margin are supplemental, non-GAAP financial measures used by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•                  our operating performance as compared to those of other companies in the midstream sector, without regard to financing methods, historical cost basis or capital structure;

•                  the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•                  our ability to incur and service debt and fund capital expenditures; and

•                  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA and adjusted gross margin provides information useful to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted

EBITDA is net income (loss) and the GAAP measure most directly comparable to adjusted gross margin is operating income (loss). These non-GAAP measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures exclude some, but not all, items that affect the most directly comparable GAAP financial. Because Adjusted EBITDA and adjusted gross margin may be defined differently by other companies in the our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

We define Adjusted EBITDA as net income (loss) plus (minus) interest expense (income), income tax expense (benefit), depreciation and amortization expense, asset impairments, (gains) losses on asset sales, certain non-cash charges such as non-cash equity compensation, non-cash vacation expense, non-cash (gains) losses on commodity derivative contracts (total (gain) loss on commodity derivatives less net cash flow associated with commodity derivatives settled during the period) and selected (gains) charges and transaction costs that are unusual or non-recurring. We define adjusted gross margin as total revenues minus cost of sales, excluding depreciation and amortization, and certain non-cash charges such as non-cash vacation expense and non-cash gains (losses) on derivative contracts (total gain (losses) on commodity derivatives less net cash flow associated with commodity derivatives settled during the period).

Forward-Looking Statements

Disclosures in this press release contain “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.  All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions.  Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to the price of, and the demand for, crude oil, refined products and NGLs in the markets we serve; the volumes of crude oil that we gather, transport and store, the throughput volumes at our refined products terminals and our NGL sales volumes; the fees we receive for the crude oil, refined products and NGL volumes we handle; pressures from our competitors, some of which may have significantly greater resources than us; the cost of propane that we buy for resale, including due to disruptions in its supply, and whether we are able to pass along cost increases to our customers; competitive pressures from other energy sources such as natural gas, which could reduce existing demand for propane; the risk of contract cancellation, non-renewal or failure to perform by our customers, and our inability to replace such contracts and/or customers; leaks or releases of hydrocarbons into the environment that result in significant costs and liabilities; the level of our operating, maintenance and general and administrative expenses; regulatory action affecting our existing contracts, our operating costs or our operating flexibility; failure to secure or maintain contracts with our largest customers, or non-performance of any of those customers under the applicable contract; competitive conditions in our industry; changes in the long-term supply of and demand for oil and natural gas; volatility of fuel prices; actions taken by our customers, competitors and third-party operators; our ability to complete growth projects on time and on budget; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; industrial accidents; changes in laws and regulations (or the interpretation thereof) related to the transportation, storage or terminaling of crude oil and refined products or the distribution and sales of NGLs; fires, explosions or other accidents; the effects of future litigation; and other factors discussed from time to time in each of our documents and reports filed with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and we do not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investor Relations, 866-912-3714

investorrelations@jpep.com

Source: JP Energy Partners LP

JP ENERGY PARTNERS

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	December 31,
	2014	2013
	(in thousands, except unit data)
ASSETS

Current assets
Cash and cash equivalents	$3,325	$3,234
Restricted cash	600	—
Accounts receivable, net	108,725	122,919
Receivables from related parties	10,548	2,742
Inventory	20,826	38,579
Prepaid expenses and other current assets	4,915	4,991
Total Current Assets	148,939	172,465

Non-current assets
Property, plant and equipment, net	262,148	238,093
Goodwill	248,721	250,705
Intangible assets, net	148,311	175,101
Deferred financing costs and other assets, net	5,054	7,038
Total Non-Current Assets	664,234	670,937
Total Assets	$813,173	$843,402

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities
Accounts payable	$88,052	$95,765
Payables to related parties	—	1,274
Accrued liabilities	28,971	22,748
Capital leases and short-term debt	229	538
Customer deposits and advances	5,050	2,722
Current portion of long-term debt	383	698
Total Current Liabilities	122,685	123,745

Non-current liabilities
Long-term debt	84,125	183,148
Note payable to related party	—	1,000
Other long-term liabilities	5,683	2,116
Total Liabilities	212,493	310,009

Commitments and Contingencies

Partners’ capital
Predecessor capital	—	304,065
General partner interest	—	404
Class A common units (8,004,368 units authorized, issued and outstanding at December 31, 2013)	—	140,752
Class B common units (1,244,508 units authorized and 1,206,844 units issued and outstanding at December 31, 2013)	—	11,366
Class C common units (3,254,781 units authorized, issued and outstanding at of December 31, 2013)	—	76,806
Common units (21,852,219 units authorized and 18,209,519 units issued and outstanding as of December 31, 2014)	315,630	—
Subordinated units (18,197,249 units authorized, issued and outstanding as of December 31, 2014)	285,050	—
Total Partners’ Capital	600,680	533,393
Total Liabilities and Partners’ Capital	$813,173	$843,402

JP ENERGY PARTNERS

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(in thousands, except unit and per unit data)
REVENUES:
Crude oil sales	$332,905	$482,821	$1,427,784	$1,875,392
Gathering, transportation and storage fees	9,630	9,899	40,704	24,146
NGL and refined product sales	50,668	51,149	200,223	178,588
Refined products terminals and storage fees	2,982	2,833	11,793	12,309
Other revenues	3,044	3,168	13,130	11,798
Total revenues	399,229	549,870	1,693,634	2,102,233

COSTS AND EXPENSES:
Cost of sales, excluding depreciation and amortization	376,251	513,216	1,567,110	1,964,631
Operating expense	15,210	17,212	67,514	61,925
General and administrative	12,202	14,316	47,398	45,284
Depreciation and amortization	11,919	10,369	42,488	33,345
Loss on disposal of assets, net	173	15	1,366	1,492
Total costs and expenses	415,755	555,128	1,725,876	2,106,677

OPERATING LOSS	(16,526)	(5,258)	(32,242)	(4,444)

OTHER INCOME (EXPENSE)
Interest expense	(1,436)	(2,981)	(9,393)	(9,075)
Loss on extinguishment of debt	—	—	(1,634)	—
Other income (expense), net	(352)	411	154	688

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(18,314)	(7,828)	(43,115)	(12,831)

Income tax benefit (expense)	(302)	138	(300)	(208)

LOSS FROM CONTINUING OPERATIONS	(18,616)	(7,690)	(43,415)	(13,039)

DISCONTINUED OPERATIONS
Net loss from discontinued operations	—	(1,095)	(9,608)	(1,182)

NET LOSS	$(18,616)	$(8,785)	$(53,023)	$(14,221)

Net loss attributable to the period from January 1, 2014 to October 1, 2014	$—		$34,407

Net loss attributable to limited partners’	$(18,616)		$(18,616)

Basic and diluted loss per unit
Net loss allocated to common units	$(9,293)		$(9,293)
Weighted average number of common units outstanding	18,212,632		18,212,632
Basic and diluted loss per common unit	$(0.51)		$(0.51)

Net loss allocated to subordinated units	$(9,323)		$(9,323)
Weighted average number of subordinated units outstanding	18,209,948		18,209,948
Basic and diluted loss per subordinated unit	$(0.51)		$(0.51)

JP ENERGY PARTNERS LP

NON-GAAP RECONCILIATIONS

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
	(in thousands)
Segment Adjusted EBITDA
Crude oil pipelines and storage	$4,712	$4,399	$20,159	$13,353
Crude oil supply and logistics	2,046	3,014	9,185	14,686
Refined products terminals and storage	3,057	3,374	10,723	16,100
NGLs distribution and sales	5,623	3,991	15,525	15,518
Discontinued operations	—	(226)	983	2,023
Corporate and other	(5,422)	(9,142)	(24,924)	(27,396)
Total Adjusted EBITDA	10,016	5,410	31,651	34,284
Depreciation and amortization	(11,919)	(10,369)	(42,488)	(33,345)
Interest expense	(1,436)	(2,981)	(9,393)	(9,075)
Loss on extinguishment of debt	—	—	(1,634)	—
Income tax benefit (expense)	(302)	138	(300)	(208)
Loss on disposal of assets, net	(173)	(15)	(1,366)	(1,492)
Unit-based compensation	(714)	(275)	(1,877)	(948)
Total gain (loss) on commodity derivatives	(13,032)	489	(13,762)	902
Net cash (receipts) payments for commodity derivatives settled during the period	1,554	(317)	1,071	209
Discontinued operations	—	(869)	(10,591)	(3,205)
Non-cash inventory LCM adjustment	(222)	—	(222)	—
Transaction costs and other non-cash items	(2,388)	4	(4,112)	(1,343)
Net loss	$(18,616)	$(8,785)	$(53,023)	$(14,221)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
	(in thousands)
Adjusted gross margin
Crude oil pipelines and storage	$5,574	$5,707	$24,442	$16,507
Crude oil supply and logistics	4,241	6,660	18,943	26,280
Refined products terminals and storage	3,456	4,413	16,835	19,327
NGL distribution and sales	21,683	19,702	80,223	74,377
Total Adjusted gross margin	34,954	36,482	140,443	136,491

Operating expenses	(15,210)	(17,212)	(67,514)	(61,925)
General and administrative	(12,202)	(14,316)	(47,398)	(45,284)
Depreciation and amortization	(11,919)	(10,369)	(42,488)	(33,345)
Loss on disposal of assets, net	(173)	(15)	(1,366)	(1,492)
Total gain (loss) on commodity derivatives	(13,032)	489	(13,762)	902
Net cash (receipts) payments for commodity derivatives settled during the period	1,554	(317)	1,071	209
Non-cash inventory LCM adjustment	(222)	—	(222)	—
Other non-cash items	(276)	—	(1,006)	—
Operating loss	$(16,526)	$(5,258)	$(32,242)	$(4,444)

JP ENERGY PARTNERS LP

SUPPLEMENTAL OPERATIONAL DATA

(Unaudited)

		Three months ended December 31,		Twelve months ended December 31,
Segment	Key Operational Data	2014	2013	2014	2013

Crude oil pipelines and storage	Crude oil pipeline throughput (Bbl/d) (1)	23,812	13,738	20,868	13,738
Crude oil supply and logistics	Crude oil sales (Bbls/d) (1)	54,581	57,859	45,643	53,471
Refined products terminals and storage	Terminal and storage throughput (Bbls/d) (1)	60,176	63,823	63,859	69,071
NGLs distribution and sales	NGL and refined product sales (Mgal/d) (1)	229	211	200	181

(1)                                 Represents the average daily throughput volume in our crude oil pipeline and storage segment, the average daily sales volume in our crude oil supply and logistics segment, the average daily throughput volume in our refined products terminals and storage segment and the average daily sales volume in our NGL distribution and sales segment.